As filed with the Securities and Exchange Commission on April 21, 2008.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
GMX RESOURCES INC.
(Exact Name of Registrant as Specified in its Charter)

Oklahoma	73-1534474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
9400 North Broadway, Suite 600
Oklahoma City, OK 73114
(405) 600-0711
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:
James A. Merrill	Michael M. Stewart, Esq.
Chief Financial Officer	Crowe & Dunlevy, A Professional
GMX Resources Inc.	Corporation
9400 North Broadway, Suite 600	20 North Broadway, Suite 1800
Oklahoma City, OK 73114	Oklahoma City, OK 73102
(405) 600-0711	(405) 235-7747
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: ☑
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

			Proposed Maximum		Proposed Maximum
Title of Each Class of	Amount to be		Offering		Aggregate Offering	Amount of
Securities to be Registered	Registered		Price per Unit		Price (1)(2)	Registration Fee
5.00% Convertible Senior Notes Due 2013	$125,000,000	(1)	100	%(3)	$125,000,000	$4,192.50
Common Stock, par value $0.001 per share (4)	3,846,150	(4)	N/A		N/A	N/A
TOTAL	$125,000,000		100%		$125,000,000	$4,192.50

(1)	Represents the aggregate principal amount of 5.00% Senior Convertible Notes due 2013 that we sold in a private placement on February 15, 2008.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(3)	Exclusive of accrued interest, if any.

(4)	The registrant will receive no consideration upon conversion of the notes. Therefore, pursuant to Rule 457(i), no filing fee is required with respect to the common shares registered hereby. Represents the maximum number of common shares that may be issued upon conversion of the notes registered hereby.
The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The Information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion dated April 21, 2008
GMX RESOURCES INC.
$125,000,000
5.00% Convertible Senior Notes Due 2013
Interest Payable February 1 and August 1
and up to 3,846,150 Shares of Common Stock
Issuable Upon Conversion of the Notes

     We issued $125,000,000 principal amount of our 5.00 % Convertible Senior Notes due 2013 in a private placement in February 2008. The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any amendment to this prospectus.
     The notes bear interest at a rate of 5.00% per year, payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2008. The notes mature on February 1, 2013, unless earlier converted or repurchased by us.
     Holders may convert their notes at their option prior to the close of business on the business day immediately preceding November 1, 2012 only under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2008 if the last reported sale price of the common stock for at least 20 trading days during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day; (2) during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each day of that measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day; (3) upon the occurrence of specified corporate events; or (4) if our common stock ceases to be listed on a United States national or regional securities exchange as described herein. On and after November 1, 2012 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will satisfy our conversion obligation by paying and delivering, as the case may be, cash and, if applicable, cash and/or shares of our common stock based on a daily conversion value (as described herein) calculated on a proportionate basis for each of the 60 trading-day observation period (as described herein). See “Description of Notes—Conversion Rights—Payment upon Conversion.”
     The initial conversion rate of 30.7692 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $32.50 per share of common stock) will be subject to adjustment in some events but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances. We may not redeem the notes prior to maturity.
     If we undergo a fundamental change, holders may require us to repurchase the notes in whole or in part for cash at a price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest (including additional interest, if any) to, but excluding, the fundamental change repurchase date.
     The notes will not be listed on any securities exchange. Our common stock is listed on The NASDAQ Global Select Market under the symbol “GMXR.” We agreed to file a shelf registration statement for the resale by the investors of the notes and the shares of our common stock, if any, issuable upon conversion of the notes, of which this prospectus is a part. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. The notes are currently eligible for trading in The PORTAL MarketSM.
     Investing in our securities involves risks. You should read this prospectus and any prospectus supplement carefully before you invest, including the “Risk Factors” beginning on page 6 of this prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is                     , 2008

i

ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, the selling security holders may, from time to time, sell the securities described in this prospectus in one or more offerings.
     This prospectus provides you with a general description of the securities which may be offered by the selling security holders. Each time a selling security holder sells securities, the selling security holder is required to provide you with this prospectus and, in certain cases, a prospectus supplement containing specific information about the selling security holder and the terms of the securities being offered. That prospectus supplement may include additional risk factors or other special considerations applicable to those securities. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
     You should rely only on the information contained in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.
WHERE YOU CAN FIND MORE INFORMATION
     Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, (405) 600-0711.
     We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.
INCORPORATION BY REFERENCE
     The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.
     The following documents we filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008;

•	our Current Report on Form 8-K filed with the SEC on April 7, 2008;

•	our Current Report on Form 8-K filed with the SEC on March 5, 2008;

•	our Current Report on Form 8-K filed with the SEC on February 15, 2008;

•	our Current Report on Form 8-K filed with the SEC on February 11, 2008;

•	our Current Report on Forms 8-K and 8-K/A filed with the SEC on February 1, 2008;

•	our Current Report on Form 8-K filed with the SEC on January 25, 2008;

•	our Current Report on Form 8-K filed with the SEC on January 23, 2008;

•	our Current Report on Form 8-K filed with the SEC on January 8, 2008;

•	the description of our common stock and preferred stock purchase rights contained in our Registration Statements on Forms 8-A12G, filed with the SEC on February 8, 2001 (as amended on February 13, 2001, May 18, 2005 and February 21, 2008), including any amendments or reports filed for the purpose of updating such description; and

•	the description of our Series B Preferred Stock contained in our Registration Statement on Form 8-A12B filed with the SEC on August 8, 2006, including any amendments or reports filed for the purpose of updating such description.
     Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the SEC in accordance with SEC rules and regulations is not incorporated into this prospectus and does not constitute a part hereof.
     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the SEC in accordance with SEC rules and regulations) subsequent to the date of this prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
     Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus at no cost to the requestor. Inquiries should be directed to: Michael Rohleder, Vice-President, Corporate Development and Investor Relations, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma 73114, (405) 600-0711.
FORWARD-LOOKING INFORMATION
     All statements made in this prospectus other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and natural gas properties and that there will be no material acquisitions or divestitures except as otherwise described.
     The forward-looking statements in this prospectus are subject to all the risks and uncertainties that are described in this document. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty and are not taken into consideration in the forward-looking statements.

     For all of these reasons, actual results may vary materially from the forward-looking statements, and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward-looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.
     There are a number of risks applicable to the offering, as described below, beginning on page 6.

SUMMARY
     This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all the information that you should consider before investing in our notes or shares of common stock. You should read the entire prospectus and the documents incorporated by reference herein carefully, including the risk factors and the financial statements included or incorporated by reference in this prospectus. As used in this prospectus, references to “we,” “our,” “us,” “GMX,” and the “Company” are to GMX Resources Inc. and, except as the context otherwise requires, our consolidated subsidiaries, including Endeavor Pipeline Inc. (“Endeavor”) and Diamond Blue Drilling Co. (“Diamond Blue”).
GMX Resources Inc.
     GMX Resources Inc. is a “pure play” independent oil and natural gas exploration and production company focused on the development of unconventional Cotton Valley natural gas sands in the Sabine Uplift of the Carthage, North Field of Harrison and Panola counties of East Texas.
     Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

The Offering
     On February 15, 2008, we sold $125,000,000 of our 5.00% Senior Convertible Notes due 2013 (the “notes”). We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, for the benefit of the holders of the notes, to file a shelf registration statement with the SEC by May 15, 2008 with respect to resales of the notes and shares of our common stock, par value $0.001 per share (the “common stock” and together with the notes the “registrable securities”) issued upon the conversion thereof. We also agreed to use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act by August 13, 2008. We also agreed to keep the shelf registration statement effective until the registrable securities are eligible to be sold under Rule 144(d) under the Securities Act or such earlier date as the registrable securities have been sold pursuant to the shelf registration statement. The summary below describes the principal terms of the securities offered under this prospectus. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contain a more detailed description of the terms and conditions of the notes.

Issuer	GMX Resources Inc., an Oklahoma corporation.

Selling Security Holders	The securities to be offered and sold using this prospectus will be offered and sold by the selling security holders named in this prospectus or in any supplement to this prospectus. See “Selling Security Holders.”

Notes Offered	$125,000,000 principal amount of 5.00 % Convertible Senior Notes due 2013.

Common Stock Offered	Shares of our common stock, par value $0.001, issuable upon conversion of the notes.

Maturity	February 1, 2013, unless earlier repurchased or converted.

Interest	5.00% per year. Interest will accrue from the issue date and will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2008.

Conversion Rights	Prior to the close of business on the business day immediately preceding November 1, 2012, holders may convert their notes only under the following circumstances:
•	during any fiscal quarter commencing after March 31, 2008, if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day;

•	during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each day of such measurement period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each such day;

•	upon the occurrence of specified corporate transactions described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Transactions”; or

•	if our common stock ceases to be listed on a United States national or regional securities exchange.

On or after November 1, 2012 to (and including) the close of business on the business day immediately preceding the maturity date, holders may convert their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially 30.7692 shares of common stock per $1,000 principal amount of notes (equal to a conversion price of approximately $32.50 per share of common stock), subject to adjustment as described in this prospectus.

Upon conversion, we will satisfy our conversion obligation by paying and delivering, as the case may be, cash for the principal amount of the notes and, if applicable, cash and/or shares of our common stock based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 60 trading-day observation period (as described herein). See “Description of Notes—Conversion Rights—Payment upon Conversion.”

In addition, following certain corporate transactions that occur prior to maturity, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate transaction in certain circumstances as described under “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Except in limited circumstances, you will not receive any additional cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a note. Instead, interest will be deemed paid by the cash and shares, if any, of our common stock, together with any cash payment in lieu of any fractional share, into which a note is convertible.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, you will have the option to require us to repurchase all or any portion of your notes for cash. The fundamental change repurchase price will be 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest (including additional interest, if any, see “Description of Notes—Registration Rights”), to but excluding, the fundamental change repurchase date.

Ranking	The notes are our senior, unsecured obligations and rank equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to all of our existing and future secured debt and to the indebtedness and other liabilities of our subsidiaries, including trade payables and any guarantees issued by our subsidiaries. The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur or the liabilities that our subsidiaries may assume. Our revolving bank credit facility and our outstanding secured notes are secured by all of our assets, guaranteed by our subsidiaries and secured by the assets of our subsidiaries. The notes are therefore effectively subordinated to the revolving bank credit facility and our outstanding secured notes, and structurally subordinated to all liabilities of our subsidiaries, including the guarantees that our subsidiaries have provided to our secured lenders.

Registration Rights	Under a registration rights agreement that we entered into with the initial purchasers, we agreed to:
•	file a shelf registration statement with the SEC covering resales of the notes and the shares of our common stock issuable on conversion of the notes (which shall be an automatic shelf registration statement if we are eligible to use an automatic shelf registration at the time of filing) no later than 90 days after the first date of original issuance of the notes; and

•	if we are not eligible to use an automatic shelf registration statement, use our reasonable efforts to cause the shelf registration statement to become effective under the Securities Act, no later than 180 days after the first date of original issuance of the notes.

If we do not fulfill certain of our obligations under the registration rights agreement, we will be required to pay additional interest to holders of the notes. See “Description of Notes—Registration Rights.”

Use of Proceeds	The selling security holders will receive all of the proceeds from the sale of the notes and our common shares issuable upon conversion of the notes under this prospectus. We will not receive any proceeds from these sales. For additional information, see “Use of Proceeds.”

Book-entry Form	The notes were issued in book-entry form and are represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes are shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the Notes	We do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. The notes are currently designated for trading in The PORTAL MarketSM.. Any notes sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL MarketSM..

U.S. Federal Income Tax Consequences	For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Certain United States Federal Income and Estate Tax Considerations.”

The NASDAQ Global Select Market Symbol for Our Common Stock	Our common stock is quoted on The NASDAQ Global Select Market under the symbol “GMXR.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Trust Company, N.A.

Risk Factors
     In evaluating an investment in the notes, prospective investors should carefully consider, along with the other information set forth or incorporated by reference in this prospectus (including the risk factors set forth in our 2007 Form 10-K), the specific risk factors set forth under “Risk Factors” for risks involved with an investment in the notes.
Ratio of Earnings to Fixed Charges
     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference herein.

	Years Ended December 31,
	2003	2004	2005	2006	2007
Earnings to fixed charges*	2.2	2.6	25.7	13.0	6.9

*	Earnings consist of income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expenses and amortization of deferred financing fees.

RISK FACTORS
An investment in the notes is subject to a number of risks. You should carefully consider the following risks, as well as the section titled “Risk Factors” included in our 2007 Form 10-K incorporated herein by reference, as well as the other documents incorporated herein by reference, in evaluating this investment. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In any such case, the trading price of the notes and other securities could decline, and you could lose all or part of your investment.
Risks Related to GMX
The loss of our President or other key personnel could adversely affect us.
     We depend to a large extent on the efforts and continued employment of Ken L. Kenworthy, Jr., our President and Chief Executive Officer. The loss of his services could adversely affect our business. In addition, if Mr. Kenworthy resigns or we terminate him as our president, we would be in default under our revolving bank credit facility, and we would also be required to offer to repurchase all of our secured notes and outstanding Series B Preferred Stock. If Mr. Kenworthy dies or becomes disabled, we would be required to offer to repurchase all of our outstanding Series B Preferred Stock, and unless we appoint a successor acceptable to our secured creditors within four months of Mr. Kenworthy’s death or disability, we would also be in default under our revolving bank credit facility and required to offer to repurchase all of our secured notes.
Our wells produce oil and natural gas at a relatively slow rate.
     We expect that our existing wells and other wells that we plan to drill on our existing properties will produce the oil and natural gas constituting the reserves associated with those wells over a period of between 15 and 70 years. By contrast, natural gas wells located in other areas of the United States, such as offshore Gulf coast wells, may produce all of their reserves in a shorter period, for example, four to seven years. Because of the relatively slow rates of production of our wells, our reserves will be affected by long term changes in oil or gas prices or both, and we will be limited in our ability to anticipate any price declines by increasing rates of production. We may hedge our reserve position by selling oil and natural gas forward for limited periods of time, but we do not anticipate that, in declining markets, the price of any such forward sales will be attractive.
Our future performance depends upon our ability to obtain capital to find or acquire additional oil and natural gas reserves that are economically recoverable.
     Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. The business of exploring for, developing or acquiring reserves is capital intensive. Our ability to make the necessary capital investment to maintain or expand our oil and natural gas reserves is limited by our relatively small size. Further, our East Texas joint development partner, Penn Virginia Oil & Gas, L.P., may propose drilling that would require more capital than we have available from cash flow from operations or our revolving bank credit facility. In such case, we would be required to seek additional sources of financing or limit our participation in the additional drilling. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reserves will be encountered.
We have not paid dividends and do not anticipate paying any dividends on our common stock in the foreseeable future.
     We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends on our common stock will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and other factors. The declaration and payment of any future dividends on our common stock is currently prohibited by our revolving bank credit facility and secured note agreement and may be similarly restricted in the future.

Hedging our production may result in losses or limit potential gains.
     We enter into hedging arrangements to limit our risk to decreases in commodity prices and as required under our secured note agreement. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:
•	production is less than expected;

•	the counter-party to the hedging contract defaults on its contact obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.
     In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. If we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors, who may or may not engage in hedging arrangements.
Our revolving bank credit facility and secured note agreement contain certain covenants that may inhibit our ability to make certain investments, incur additional indebtedness and engage in certain other transactions, which could adversely affect our ability to meet our future goals. If our revolving bank credit facility or our secured note agreement were to be accelerated, we may not have sufficient liquidity to repay our indebtedness in full.
     Our revolving bank credit facility and secured note agreement each include certain covenants that, among other things, restrict:
•	our investments, loans and advances and the paying of dividends on common stock and other restricted payments;

•	our incurrence of additional indebtedness;

•	the granting of liens, other than liens created pursuant to the credit facility and certain permitted liens;

•	mergers, consolidations and sales of all or substantial part of our business or properties; and

•	the hedging, forward sale or swap of our production of crude oil or natural gas or other commodities.
     Our revolving bank credit facility and secured note agreement require us to maintain certain financial ratios, such as leverage ratios. All of these restrictive covenants may restrict our ability to expend or pursue our business strategies. Our ability to comply with these and other provisions of our credit facility and secured note agreement may be impacted by changes in economic or business conditions, results of operations or events beyond our control. The breach of any of these covenants could result in a default under our credit facility and secured note agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under our revolving bank credit facility and secured note agreement, together with accrued interest, to be due and payable. If we were unable to repay such borrowings or interest, our lenders could proceed against their collateral. If the indebtedness under our revolving bank credit facility or secured note agreement were to be accelerated, our convertible senior notes due 2013 would also be accelerated and we may not have sufficient liquidity to repay our indebtedness in full.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and stock price.
     We have evaluated our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We have performed the system and process evaluation and testing required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As of December 31, 2006, we were required to comply with Section 404. Upon completion of this process, we did not identify control deficiencies under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. Failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.
Delays in development or production curtailment affecting our material properties may adversely affect our financial position and results of operations.
     The size of our operations and our capital expenditure budget limits the number of wells that we can develop in any given year. Complications in the development of any single material well may result in a material adverse affect on our financial condition and results of operations. If we were to experience operational problems resulting in the curtailment of production in a material number of our wells, our total production levels would be adversely affected, which would have a material adverse affect on our financial condition and results of operations.
A majority of our production, revenue and cash flow from operating activities is derived from assets that are concentrated in a geographic area.
     Approximately 99% of our estimated proved reserves at December 31, 2007 and a similar percentage of our production during 2007 were associated with our East Texas wells. Accordingly, if the level of production from these properties substantially declines, it could have a material adverse effect on our overall production level and our revenue.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
     Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations and have an adverse effect on the market price of our equity securities.

Risks Related to the Oil and Natural Gas Industry
A substantial decrease in oil and natural gas prices would have a material impact on us.
     Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow. Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow under our revolving bank credit facility is subject to periodic redeterminations based on the valuation by our banks of our oil and natural gas reserves, which will depend on oil and natural gas prices used by our banks at the time of determination. In addition, we may have full-cost ceiling test write-downs in the future if prices fall significantly.
     Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:
•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions, and

•	the overall economic environment.
     These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and natural gas prices do not necessarily move in tandem. Because approximately 94% of our reserves at December 31, 2007 are natural gas reserves, we are more affected by movements in natural gas prices.
We may encounter difficulty in obtaining equipment and services.
     Higher oil and natural gas prices and increased oil and natural gas drilling activity generally stimulate increased demand and result in increased prices and unavailability for drilling rigs, crews, associated supplies, equipment and services. While we have recently been successful in acquiring or contracting for services, we could experience difficulty obtaining drilling rigs, crews, associated supplies, equipment and services in the future. These shortages could also result in increased costs or delays in timing of anticipated development or cause interests in oil and natural gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans or at costs that will be as estimated or acceptable to us.

Estimates of proved natural gas and oil reserves and present value of proved reserves are not precise.
     There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data included in this report represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.
     Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and natural gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and natural gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, results of future development, operating and development costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.
     At December 31, 2007, approximately 64% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates include the assumption that we will make significant capital expenditures of $555.7 million to develop these reserves, including $154.1 million in 2008. However, these estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.
We may incur write-downs of the net book values of our oil and natural gas properties that would adversely affect our shareholders’ equity and earnings.
     The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and natural gas properties, less related deferred income taxes, to a calculated “ceiling.” The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and natural gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and natural gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders’ equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.
Operational risks in our business are numerous and could materially impact us.
     Our operations involve operational risks and uncertainties associated with drilling for, and production and transportation of, oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:
•	the presence of unanticipated pressure or irregularities in formations;

•	accidents;

•	title problems;

•	weather conditions;

•	compliance with governmental requirements;

•	shortages or delays in the delivery of equipment;

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties; and

•	other losses resulting in suspension of our operations.
     In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability and commercial umbrella policy. We do not maintain insurance for damages arising out of exposure to radioactive material. Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.
Governmental regulations could adversely affect our business.
     Our business is subject to certain federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations have increased the costs of our operations. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.
     Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.
Environmental liabilities could adversely affect our business.
     In the event of a release of oil, natural gas or other pollutants from our operations into the environment, we could incur liability for any and all consequences of such release, including personal injuries, property damage, cleanup costs and governmental fines. We could potentially discharge these materials into the environment in several ways, including:
•	from a well or drilling equipment at a drill site;

•	leakage from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, cratering and explosions.
     In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination that we have not yet discovered relating to the acquired properties or our other properties.

     To the extent we incur any environmental liabilities, it could adversely affect our results of operations or financial condition.
Competition in the oil and natural gas industry is intense, and we are smaller than many of our competitors.
     We compete with major integrated oil and natural gas companies and independent oil and natural gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.
Risks Related to the Notes
The effective subordination of the notes may limit our ability to satisfy our obligations under the notes.
     The notes are effectively subordinated to all of our existing and future secured indebtedness, to the extent of assets securing such indebtedness, and are structurally subordinated to all liabilities of our subsidiaries, including trade payables and any guarantees issued by our subsidiaries. The notes are solely our obligation and are not guaranteed by our subsidiaries. Creditors of each of our subsidiaries, including trade creditors and creditors that have the benefit of guarantees issued by our subsidiaries, generally will have priority with respect to the assets and earnings of the subsidiary over the claims of our creditors, including holders of the notes. The notes, therefore, are effectively subordinated to the claims of creditors of our subsidiaries, including trade creditors and creditors that have the benefit of guarantees issued by our subsidiaries. If we become insolvent or are liquidated, or if payment of any secured indebtedness is accelerated, the holders of the secured indebtedness will be entitled to exercise the remedies available to secured creditors under applicable law, including the ability to foreclose on and sell the assets securing such indebtedness in order to satisfy such indebtedness. In addition, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of a subsidiary during its liquidation or reorganization are effectively subordinated to all existing and future liabilities of that subsidiary. The indenture relating to the notes does not restrict our ability to incur secured or other indebtedness in the future or the ability of our subsidiaries to incur liabilities or pledge their assets. In any case, any assets remaining after payment of our secured indebtedness or the liabilities of our subsidiaries may be insufficient to repay the notes.
     Our revolving bank credit facility and our outstanding secured notes are secured by all of our assets, guaranteed by our subsidiaries and secured by the assets of our subsidiaries. In addition, we have agreed with our bank lenders not to make any cash payments in respect of interest on the notes or on account of the conversion, purchase, acquisition, cancellation or termination of the notes unless, after giving effect thereto, (a) no event of default under the revolving bank credit facility exists, (b) no event exists which with the giving of notice, passage of time or the satisfaction of other condition precedent would be an event of default under the revolving bank credit facility and (c) the borrowing base under the revolving bank credit facility has not been exceeded. We have agreed to similar limitations in connection with our outstanding secured notes in respect of defaults and events of default on our secured notes. The notes are therefore effectively subordinated to the revolving bank credit facility and our outstanding secured notes, and structurally subordinated to all liabilities of our subsidiaries, including the guarantees that our subsidiaries have provided to our secured lenders.
The notes are obligations of GMX Resources Inc. only, and a significant part of our operations is conducted through, and a significant portion of our consolidated assets is held by, our subsidiaries.
     The notes are obligations exclusively of GMX Resources Inc. and are not guaranteed by any of our operating subsidiaries. A significant portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.
Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
     Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.
Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.
     Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, including debt secured by substantially all of our assets and debt guaranteed by our subsidiaries. We are not restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.
We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change. In addition, our secured revolving bank credit facility and our secured note agreement limit our ability to pay cash upon the conversion or repurchase of the notes, and our future debt may also contain similar limitations.
     Holders of the notes have the right to require us to repurchase the notes upon the occurrence of a fundamental change at 100% of their principal amount plus accrued and unpaid interest (including additional interest, if any), as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, we are required to make cash payments to the holders of the notes, as described under “Description of Notes—Conversion Rights—Payment upon Conversion.” Such payments could be significant, and we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of tendered notes or settlement of converted notes. In addition, in the event the conditional conversion features of the notes are triggered, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. Our revolving bank credit facility prohibits us from making any cash payments in respect of interest on the notes or on account of the conversion, purchase, acquisition, cancellation or termination of the notes unless after giving effect thereto (a) no event of default under the revolving bank credit facility exists, (b) no event exists that, with the giving of notice, the passage of time or the satisfaction of other conditions precedent would be an event of default under the revolving bank credit facility and (c) the borrowing base under the revolving bank credit facility has not been exceeded. We have agreed to similar limitations in connection with our outstanding secured notes in respect of defaults and events of default on our secured notes. Our ability to repurchase the notes or to pay cash upon conversions of the notes may also be limited by law, by regulatory authority or by the agreements governing our future indebtedness. Our failure to repurchase tendered notes at a time when the repurchase is required by the indenture or pay cash in respect of conversions when required would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under the agreements governing our other indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.
The Financial Accounting Standards Board, or FASB, is currently contemplating changes to the accounting standards applicable to financial instruments such as the notes. If those changes were to be implemented and become applicable to the notes, we would have to report interest expense for the notes higher than the interest expense we are required to report under current interpretations.
     The FASB is currently evaluating the accounting standards applicable to convertible securities, like the notes, that may be settled with a combination of cash and stock. The proposed changes, if implemented, would require us to recognize the estimated fair value of the conversion option as an original issue discount and to amortize the discount over the term of the notes. Generally accepted accounting principles currently applicable to the notes require us to report interest expense based on the stated coupon rate and transaction expenses. If the proposed changes were to be adopted and made applicable to the notes, we would be required to include, as a component of interest expense, a portion of the estimated fair value of the conversion option for each year the notes remain outstanding. The total interest rate to be recognized under such modified accounting standards could be significantly more than the stated coupon rate of the notes. If they occur, these changes would reduce our earnings and could adversely affect the price at which our common stock trades, but they would have no effect on the amount of cash interest paid to note holders, or on our cash flows. We are unable to estimate the likelihood that the proposed changes will be adopted, whether they will apply to the notes, or the date they would be effective if adopted.
Future sales of our common stock in the public market could lower the market price for our common stock and adversely impact the trading price of the notes.
     In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. The issuance and sale of substantial amounts of common stock, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities.
Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.
     The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this prospectus or the documents we have incorporated by reference in this prospectus or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The price of our common stock could also be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that may develop involving our common stock. This trading activity could, in turn, affect the trading prices of the notes.
Holders of notes are not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to them.
     Holders of notes are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but holders of notes are subject to all changes affecting our common stock. For example, if an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to a converting holder becoming the record holder of any shares of common stock due upon conversion on the last trading day of the relevant observation period, such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.
The conditional conversion feature of the notes could result in your receiving less than the value of our common stock into which the notes would otherwise be convertible.
     Prior to the close of business on the business day immediately preceding November 1, 2012, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of cash and, if applicable, shares of our common stock into which the notes would otherwise be convertible.
Upon conversion of the notes, we will pay cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of notes converted and cash, shares of our common stock or a combination of cash and shares of our common stock with respect to the conversion value in excess thereof. In addition, the total number of shares of our common stock into which the notes may be converted may be limited in accordance with NASDAQ listing requirements. As a result, holders of the notes may receive no shares of our common stock or fewer shares than what the terms of the notes provide.
     Upon conversion, we will pay or deliver, as the case may be, cash in lieu of issuing shares of our common stock with respect to an amount up to the principal amount of the notes converted and cash, shares of our common stock or a combination of cash and shares of our common stock with respect to the conversion value in excess thereof, based on a daily conversion value (as defined herein) calculated based on a proportionate basis for each day of the 60 trading-day observation period, which generally will not commence until two trading days after the related conversion date. Accordingly, upon conversion of a note, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the note as of the conversion date (as defined under “Description of Notes—Conversion Rights—Conversion Procedures”). In addition, because of a 60 trading-day observation period and the date on which it commences, settlement of conversions generally will be delayed until at least the 65th trading day following the related conversion date. See “Description of Notes.” Upon conversion of the notes, you may receive consideration worth less than the conversion value of the notes as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period. Furthermore, the total number of shares of our common stock into which the conversion value in excess of the principal amount of the notes may be converted may be limited in accordance with NASDAQ listing requirements, as described below under “Description of Notes—Conversion Rights—Payment upon Conversion” in this prospectus.
The notes are not protected by restrictive covenants.
     The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes, except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”
The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.
     If a make-whole fundamental change occurs prior to maturity, under certain circumstances, we will increase the conversion rate for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock in the transaction is greater than $150.00 per share or less than $25.00 (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed 40.0002 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”
     Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.
The conversion rate of the notes may not be adjusted for all dilutive events.
     The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.
     Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
We cannot assure you that an active trading market exists or will exist for the notes.
     Although the notes are designated for trading by qualified institutional buyers in The PORTAL MarketSM, we do not intend to apply for listing of the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system; provided, however, that any notes sold pursuant to this prospectus will no longer be eligible for trading in The PORTAL MarketSM. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, or you may not be able to sell your notes at a favorable price.
Any adverse rating of the notes may cause their trading price to fall.
     We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price of the notes could decline.
You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes, even though you do not receive a corresponding cash distribution.
     The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Certain United States Federal Income and Estate Tax Considerations.” If you are a non-U.S. holder (as defined in “Certain United States Federal Income and Estate Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Any withholding tax on such a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. See “Certain United States Federal Income and Estate Tax Considerations.”
Risks Related to our Common Stock
Shares eligible for future sale may depress our stock price.
     As of March 20, 2008, we had 16,519,136 shares of common stock outstanding of which 2,395,953 shares were held by affiliates (in addition, 574,000 shares of common stock were subject to outstanding options granted under our stock option plan of which 114,500 shares were vested as of December 31, 2007). All of the shares of common stock held by our affiliates are restricted or control securities eligible for resale under Rule 144 promulgated under the Securities Act. The shares of our common stock issuable upon exercise of the stock options have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.
The price of our common stock has been volatile and could continue to fluctuate substantially.
     Our common stock is traded on The NASDAQ Global Select Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:
•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the natural gas and crude oil industry.
Future issuances of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.
     We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our shareholders. We are currently authorized to issue 50,000,000 shares of common stock on such terms as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our preferred stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.
The issuance of our common stock pursuant to a share lending agreement, including sales of the shares that we will lend, and other market activity related to the share lending agreement may lower the market price of our common stock.
     In connection with our offering of convertible senior notes in February 2008, we entered into a share lending agreement with an affiliate (the “share borrower”) of Jefferies & Company, Inc., one of the initial purchasers of the notes. We agreed to lend up to 3,846,150 shares of our common stock to the share borrower, of which

2,140,000 shares of our common stock were sold in February 2008 in a fixed price offering and up to 1,706,150 additional shares of our common stock may be sold in an at-the-market offering following the fixed price offering, both offerings registered under the Securities Act. In February 2008, we loaned 600,000 of the at-the-market shares, and in March 2008, we loaned an additional 500,000 of the at-the-market shares. To the extent we lend any additional shares to the share borrower, the share borrower will sell those additional shares to the public in an offering registered under the Securities Act.
     Jefferies & Company, Inc. informed us that it, or its affiliates, used the short position created by the sale of our common stock in the fixed price offering to facilitate transactions by which investors in the notes may hedge their investment in the notes through privately negotiated derivative transactions (the “share loan hedges”). The share loan hedges are expected to unwind during an applicable observation period immediately prior to the maturity, repurchase or conversion of our convertible senior notes and to terminate on the last trading day of such observation period.
     The increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement and sales of the borrowed shares could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by purchasers of our convertible senior notes to hedge their investment in the convertible senior notes from time to time. During any period immediately prior to the maturity, repurchase or conversion of our convertible senior notes, the share borrower, or its affiliates, and its counterparties to share loan hedges may engage in sales and purchases of our common stock in connection with the unwinding of the share loan hedges. In addition, during the term of the share loan hedges the counterparties thereto may engage in purchases or sales of shares of our common stock in connection with the hedging of their investment in our convertible senior notes. We cannot predict with certainty the effect, if any, that these future sales and purchases of our common stock will have on the market price of our common stock. However, sales of our common stock during such periods, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.
Our existing preferred stock has greater rights than our common stock, and we may issue additional preferred stock in the future.
     We have one series of preferred stock outstanding. Although we have no current plans, arrangements, understandings or agreements to issue any additional preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Our existing preferred stock and any future preferred stock may also rank ahead of our common stock in terms of dividends and liquidation rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock. In addition, the issuance of convertible preferred stock may encourage short selling by market participants because the conversion of convertible preferred stock could depress the price of our common stock.
Our common stock is an unsecured equity interest in our company.
     As an equity interest, our common stock is not secured by any of our assets. Therefore, in the event we are liquidated, the holders of our common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of our common stock.
Anti-takeover provisions in our organizational documents, the notes, other outstanding debt and Oklahoma law could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.
     Several provisions of our certificate of incorporation, bylaws and Oklahoma law may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.
     These provisions include:
•	a shareholder rights plan;

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	prohibiting shareholders from amending our bylaws.
     In addition, a change in control is an event of default under our revolving bank credit facility, and a change in control also requires us to offer to purchase our senior secured notes, our Series B Preferred Stock and our convertible senior notes.
     These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

USE OF PROCEEDS
     The selling security holders will receive all of the proceeds from the sale under this prospectus of the notes and shares of our common stock issuable upon conversion of the notes. We will not receive any proceeds from these sales.

SELLING SECURITY HOLDERS
     We initially issued and sold a total of $125,000,000 principal amount of the notes in private placements to certain initial purchasers on February 15, 2008. The initial purchasers have advised us that they resold the notes in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in compliance with Rule 144A. The selling security holders, which term includes their transferees, pledgees, donees and successors, may from time to time offer and sell pursuant to this prospectus any and all of the notes and the shares of common stock issuable upon conversion of the notes.
     The notes and the shares of common stock to be issued upon conversion of the notes are being registered pursuant to a registration rights agreement between us and the initial purchasers. In that agreement, we undertook to file a registration statement with regard to the notes and the shares of common stock issuable upon conversion of the notes and, subject to certain exceptions, to keep that registration statement effective until the date there are no longer any registrable securities. See “Description of Notes — Registration Rights.” The registration statement to which this prospectus relates is intended to satisfy our obligations under that agreement.
     The selling security holders named below have advised us that they currently intend to sell the notes and the shares of common stock set forth below pursuant to this prospectus. Additional selling security holders may choose to sell notes and the shares of common stock from time to time upon notice to us. None of the selling security holders named below has, within the past three years, held any position, office or other material relationship with us or any of our predecessors or affiliates.
     Unless the securities were purchased pursuant to this registration statement, before a security holder not named below may use this prospectus in connection with an offering of securities, this prospectus will be amended or supplemented to include the name and amount of notes and common shares beneficially owned by the selling security holder and the amount of notes and common shares to be offered. Any amended or supplemented prospectus will also disclose whether any selling security holder selling in connection with that amended or supplemented prospectus has held any position, office or other material relationship with us or any of our predecessors or affiliates during the three years prior to the date of the amended or supplemented prospectus.
     The following table is based solely on information provided by the selling security holders. This information represents the most current information provided to us by selling security holders.

						Percentage of
					Number of	Shares of
					Shares of	Common
			Number of		Common Stock	Stock
	Amount of	Amount	Shares of	Number of Shares	Beneficially	Beneficially
	Notes	of Notes	Common Stock	of Common Stock	Owned Upon	Owned Upon
Selling Security	Beneficially	to be	Beneficially	That May Be	Completion of	Completion of
Holder	Owned	Sold(1)	Owned(2)(3)	Sold(1)(3)	the Offering(1)	the Offering

Allstate Insurance Company(4)(5)	$1,500,000	$1,500,000	23,077	23,077	—	—

CBARB(6)	1,000,000	1,000,000	15,385	15,385	—	—

ClearBridge Asset Management, Inc.(4)(7)	4,225,000	4,225,000	516,771	65,000	451,771	2.73

Family Service Life Insurance Co.(4)(8)	100,000	100,000	1,538	1,538	—	—

GLG Market Neutral Fund(9)	5,000,000	5,000,000	76,923	76,923	—	—

Guardian Life Insurance Co.(4)(8)	7,000,000	7,000,000	107,692	107,692	—	—

Guardian Pension Trust(4)(8)	400,000	400,000	6,154	6,154	—	—

JMG Capital Partners, LP(10)	11,150,000	11,150,000	171,538	171,538	—	—

JMG Triton Offshore Fund, Ltd(11)	3,500,000	3,500,000	53,846	53,846	—	—

Morgan Stanley Convertible Securities Trust(12)(13)	990,000	990,000	15,231	15,231	—	—

S.A.C. Arbitrage Fund, LLC(14)	4,000,000	4,000,000	61,538	61,538	—	—

Silvercreek II Limited(15)	1,000,000	1,000,000	15,385	15,385	—	—

Silvercreek Limited Partnership(15)	6,000,000	6,000,000	92,308	92,308	—	—

Van Kampen Harbor Fund(12)(16)	2,010,000	2,010,000	30,923	30,923	—	—

Vicis Capital Master Fund(17)	4,000,000	4,000,000	61,538	61,538	—	—

Total	51,875,000	51,875,000	1,249,847	798,076	451,771	2.73

(1)	Because a selling security holder may sell all or a portion of the notes and common shares issuable upon conversion of the notes pursuant to this prospectus, an estimate cannot be given as to the number or percentage of notes and common shares that the selling security holder will hold upon termination of any sales. The information presented assumes that all of the selling security holders will fully convert the notes for cash and shares of common stock and that the selling security holders will sell all shares of common stock that they received pursuant to such conversion based on the assumptions set forth in footnote (3) below.

(2)	Includes shares of common stock issuable upon conversion of the notes in addition to any other shares of our common stock beneficially owned by the selling security holder.

(3)	The number of shares of our common stock issuable upon conversion of the notes is calculated assuming (i) that the conversion value of the notes is $250,000,000 at the time of conversion, with the $125,000,000 principal amount paid in cash and the remaining $125,000,000 paid in shares of our common stock; (ii) the conversion value of the notes is based on the initial conversion rate of 30.7692 per $1,000 principal amount of the notes, which equals an initial conversion price of $32.50; and (iii) the market price of our common stock at the time of conversion is $65.00 per share. The initial conversion rate is subject to adjustment as described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.” Because the number of shares issuable upon conversion of the notes depends on the market value of our common stock at the time of conversion, the number of shares we will issue upon conversion cannot be determined at this time and may vary from the amounts provided. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

(4)	Representatives of this security holder have advised us that this security holder is an affiliate of a U.S. registered broker-dealer; however, this security holder acquired the notes in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the notes or our common stock issuable upon conversion of the notes held by this security holder.

(5)	Allstate Investments, LLC is the investment manager of the security holder and has sole voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(6)	Representatives of this security holder have advised us that this security holder is a segregated account of Geode Capital Master Fund Ltd., an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas and Bob Min have sole voting and dispositive power over the notes and our common stock issuable upon conversion of the notes held by this security holder.

(7)	Representatives of this security holder have advised us that ClearBridge Asset Management (if a managed account) or it’s affiliate ClearBridge Advisors (if a mutual fund) is the investment manager of the security holder with sole voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder. In addition, we have been advised that this security holder is a registered investment advisor and has, in certain cases, voting and/or dispositive power with respect to the securities held in its customers’ accounts, which means the security holder could be deemed to be the beneficial owner of such securities. These accounts may, from time to time, hold shares of our common stock, and as of March 31, 2008, approximately 451,771 shares of our common stock were being held in accounts managed by the security holder.

(8)	Representatives of this security holder have advised us that the security holder is a wholly-owned subsidiary of the Guardian Life Insurance Company of America. John Murphy, Managing Director of the Guardian Life Insurance Company of America, exercises voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(9)	Representatives of this security holder have advised us that this security holder is a publicly owned company listed on the Irish Stock Exchange and that GLG Partners LP, an English limited partnership (“GLG Partners”), is the security holder’s investment manager and has sole voting and dispositive power over the notes and our common stock common stock issuable upon conversion of the notes held by this security holder. The general partner of GLG Partners is GLG Partners Limited, an English limited company (“GLG Limited”), and the shareholders of GLG Limited are Noam Gottesman, Pierre Lagrange and Lehman Brothers (Cayman) Limited, a subsidiary of Lehman Brothers Holdings, Inc. The managing directors of GLG Limited are Noam Gottesman, Pierre Lagrange and Emmanuel Roman. GLG Partners, GLG Limited, Noam Gottesman, Pierre Lagrange and Emmanuel Roman disclaim beneficial ownership of the securities held by the security holder, except for their pecuniary interest therein.

(10)	Representatives of this security holder have advised us that JMG Capital Management, LLC (“JMG Capital”) is the general partner of the security holder and has sole voting and dispositive power over the notes and our common stock issuable upon conversion of the notes held by this security holder. The Executive Officer and Director of JMG Capital is Jonathan M. Glaser.

(11)	Representatives of this security holder have advised us that this security holder is an international business company organized under the laws of the British Virgin Islands and that Pacific Assets Management LLC (“Pacific”) is the security holder’s investment manager and has sole voting and dispositive power over the notes and our common stock issuable upon conversion of the notes held by this security holder. Roger Richter and Jonathan M. Glaser have sole investment discretion over the security holder’s portfolio holdings. We have also been advised that the owners of the equity interests in Pacific are Roger Richter, Jonathan M. Glaser and Daniel A David.

(12)	Representatives of this security holder has advised us that it is a U.S. registered broker-dealer. As such, the security holder is, under the interpretation of the Securities and Exchange Commission, an “underwriter” within the meaning of the Securities Act of 1933, as amended. Please see “Plan of Distribution” for required disclosure regarding this security holder.

(13)	Representatives of this security holder have advised us that Morgan Stanley Investment Advisors Inc. is the Investment Advisor of the security holder and through its affiliate, Van Kampen Asset Management (“Van Kampen”), exercises sole voting and dispositive power over the notes and our common stock issuable upon conversion of the notes held by this security holder. The Executive Director and portfolio manager of Van Kampen is Ellen Gold.

(14)	Representatives of this security holder have advised us that S.A.C. Capital Advisors, LLC (“SAC Advisors”) and S.A.C. Capital Management, LLC (“SAC Management”) share the investment and voting power with respect to securities held by the security holder, including the notes and our common stock issuable upon conversion of the notes held by this security holder. Steven A. Cohen controls both SAC Advisors and SAC Management. Each of SAC Advisors, SAC Management and Mr. Cohen disclaim beneficial ownership of securities held by this security holder.

(15)	Louise Morwick, the President of the security holder, exercises voting and dispositive power with respect to the notes or our common stock issuable upon conversion of the notes held by this security holder.

(16)	Representatives of this security holder have advised us that Van Kampen Asset Management is the Investment Advisor of the security holder and has sole voting and dispositive power over the notes and our common stock issuable upon conversion of the notes held by this security holder. The Executive Director and portfolio manager of the Investment Advisor is Ellen Gold.

(17)	Representatives of this security holder have advised us that Vicis Capital LLC (“Vicis Capital”) is the Investment Manager of the security holder and has sole voting and dispositive power over the notes and our common stock issuable upon conversion of the notes held by this security holder. Shad Stastney, John Succo and Sky Lucas equally control Vicis Capital. Each of Vicis Capital and Messrs. Stastney, Succo and Lucas disclaim beneficial ownership of securities held by this security holder.
Selling security holders who are registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933. In addition, selling security holders who are affiliates of registered broker-dealers are “underwriters” within the meaning of the Securities Act of 1933 if such selling security holder (a) did not acquire its notes or underlying Shares of common stock in the ordinary course of business or (b) had an agreement or understanding, directly or indirectly, with any person to distribute the notes or underlying common shares. To our knowledge, no selling security holder who is a registered broker-dealer or an affiliate of a registered broker-dealer received any securities as underwriting compensation.

DESCRIPTION OF NOTES
     We issued the notes under an indenture dated as of February 15, 2008, between us and The Bank of New York Trust Company, N.A., as trustee (the “trustee”). The notes and the shares of our common stock issuable upon conversion of the notes, if any, are covered by a registration rights agreement dated as of February 15, 2008, among us and the initial purchasers. You may request a copy of the indenture and the registration rights agreement from the trustee at the address provided herein. The terms of the notes include those expressly set forth in the indenture and those provided in the registration rights agreement.
     The following description is a summary of the material provisions of the notes, the indenture and the registration rights agreement and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture, and to all provisions of the registration rights agreement. Wherever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as a holder of the notes.
     For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to GMX Resources Inc. and not to its subsidiaries.
     For purposes of this prospectus, references to the payment of interest include the payment of additional interest, if any, accrued pursuant to the terms of the indenture and the registration rights agreement, unless otherwise specified.
General
     The notes:
•	are general unsecured, senior obligations of the Company;

•	are initially limited to an aggregate principal amount of $125 million;

•	bear cash interest from February 15, 2008 at an annual rate of 5.00% payable on February 1 and August 1 of each year, beginning on August 1, 2008;

•	are subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	will mature on February 1, 2013, unless earlier converted or repurchased;

•	were issued in denominations of $1,000 principal amount and integral multiples of $1,000; and

•	are represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-Entry, Settlement and Clearance.”
     Subject to fulfillment of certain conditions and during the periods described below, the notes may be converted based on an initial conversion rate of 30.7692 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $32.50 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will satisfy our conversion obligation by paying and delivering, as the case may be, cash and, if applicable, cash and/or shares of our common stock, as described below under “Conversion Rights—Payment upon Conversion.” You will not receive any separate cash payment for interest accrued and unpaid to the conversion date except under the limited circumstances described below.

     The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The indenture does not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “Conversion Rights—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture does not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders or result in a decline in the credit rating of the notes (if the notes are rated at such time).
     We may, without the consent of the holders, issue additional notes under the indenture with the same terms and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount, provided that such additional notes must be part of the same issue as the notes offered hereby for federal income tax purposes. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.
     The notes were issued in denominations of $1,000 principal amount and integral multiples thereof. References to “a note” or “each note” in this prospectus refer to $1,000 principal amount of the notes.
     The Company does not intend to list the notes on a national securities exchange or interdealer quotation system.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange
     We will pay principal of and interest on the notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
     We will pay principal of any certificated notes at the office or agency designated by the Company for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in New York, New York as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and the Company may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.
     A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The Company is not required to transfer or exchange any note surrendered for conversion.
     The registered holder of a note will be treated as the owner of it for all purposes.
Interest
     The notes will bear interest at a rate of 5.00% per year until maturity. Interest on the notes will accrue from the most recent date on which interest has been paid or duly provided for or, if none, the issue date. Interest will be payable semiannually in arrears on February 1 and August 1 of each year, beginning August 1, 2008.
     Interest will be paid to the person in whose name a note is registered at the close of business on January 15 or July 15, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.
     If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier required repurchase date upon a fundamental change) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date or such earlier required repurchase date would fall on a day that is not a business day, the required payment of interest, if any, and principal, will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date or such earlier required repurchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.
Ranking
     The notes are our senior unsecured obligations, ranking equal in right of payment to all of our other unsecured and unsubordinated indebtedness. The notes are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. In addition, the notes are structurally subordinated to the liabilities, including trade payables of, and any guarantees issued by, any of our subsidiaries.
     In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under our secured debt has been repaid in full from such assets. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.
     The indenture governing the notes does not restrict our ability to incur secured or other indebtedness in the future that may be senior to our obligations under the notes being offered pursuant to this prospectus or the ability of our subsidiaries to incur liabilities or pledge their assets. Our revolving bank credit facility and our outstanding secured notes are secured by all of our assets, guaranteed by our subsidiaries and secured by the assets of our subsidiaries. The notes are therefore effectively subordinated to the revolving bank credit facility and our outstanding secured notes, and structurally subordinated to all liabilities of our subsidiaries, including the guarantees that our subsidiaries have provided to our secured lenders.
     Our revolving bank credit facility prohibits us from making any cash payments in respect of interest on the notes or on account of the conversion, purchase, acquisition, cancellation or termination of the notes unless after giving effect thereto (a) no event of default under the revolving bank credit facility exists, (b) no event exists that, with the giving of notice, the passage of time or the satisfaction of other conditions precedent would be an event of default under the revolving bank credit facility and (c) the borrowing base under the revolving bank credit facility has not been exceeded. We have agreed to similar limitations in connection with our outstanding secured notes in respect of defaults and events of default on our secured notes.
Conversion Rights
General
     Prior to the close of business on the business day immediately preceding November 1, 2012, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition,” “—Conversion upon Specified Corporate Transactions” and “—Conversion upon Delisting of Our Common Stock.” On or after November 1, 2012, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. Notes may not be converted after the close of business on the business day immediately preceding the maturity date. The conversion rate will initially be 30.7692 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $32.50 per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying and delivering, as the case may be, cash and, if applicable, shares of our common stock as set forth below under “—Payment upon Conversion.” The trustee will initially act as the conversion agent.
     The conversion rate and the equivalent conversion price (which at all times will be equal to $1,000 divided by the conversion rate at such time) in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are an integral multiple of $1,000 principal amount.

     Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares as described under “—Payment upon Conversion.” Our payment and delivery, as the case may be, to you of cash and, if applicable, shares of our common stock together with any cash payment for any fractional share into which a note is convertible, will be deemed to satisfy in full our obligation to pay:
•	the principal amount of the note; and

•	accrued and unpaid interest to, but not including, the conversion date.
     As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.
     Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted; provided that no such payment need be made:
•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
     If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
     Holders may surrender their notes for conversion into cash and, if applicable, shares of our common stock under the following circumstances:
Conversion upon Satisfaction of Sale Price Condition
     Prior to the close of business on the business day immediately preceding November 1, 2012, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2008 if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each such trading day.
     The “last reported sale price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock is traded.
     If our common stock is not listed for trading on a United States national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.
     If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

     “Trading day” means a day on which (i) trading in securities generally occurs on NASDAQ or, if our common stock is not then listed on NASDAQ, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a business day.
Conversion upon Satisfaction of Trading Price Condition
     Prior to the close of business on the business day immediately preceding November 1, 2012, a holder of notes may surrender its notes for conversion during the five business-day period after any five consecutive trading-day period (the “measurement period”) in which the trading price per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that five consecutive trading-day period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.
     The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1,000,000 principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day we fail to do so.
     The bid solicitation agent shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders.
Conversion upon Specified Corporate Transactions
Certain Distributions
     If, prior to the close of business on the business day immediately preceding November 1, 2012, we elect to:
•	issue to all or substantially all holders of our common stock certain rights (in the case of rights issued under a shareholder rights agreement, only following the distribution of separate certificates evidencing such rights) entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the announcement of such issuance; or

•	distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the notes at least 30 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.
Certain Corporate Events
     If, prior to the close of business on the business day immediately preceding November 1, 2012, a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the effective date of such transaction until 35 trading days after such effective date or, if such transaction also constitutes a fundamental change, until the close of business on the business day immediately preceding the related fundamental change repurchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction (but in any event, within five scheduled trading days after the effective date of such transaction).
Conversion upon Delisting of our Common Stock
     Prior to the close of business on the business day immediately preceding November 1, 2012, a holder of notes may convert any of its notes at any time beginning on the first business day after our common stock has ceased to be listed on a United States national or regional securities exchange.
Conversions on or after November 1, 2012
     On or after November 1, 2012, a holder may convert any of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.
Conversion Procedures
     If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled and, if required, pay all taxes or duties, if any.
     If you hold a certificated note, to convert you must:
•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
     The date you comply with the relevant procedures described above is the “conversion date” under the indenture.

     If a holder has already delivered a purchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the notice in accordance with the indenture.
Payment upon Conversion
     Upon conversion, we will pay and deliver, as the case may be, in respect of each $1,000 principal amount of notes being converted, a “settlement amount” equal to the sum of the daily settlement amounts for each of the 60 trading days during the observation period.
     “Daily settlement amount” means, for each of the 60 trading days during the observation period:
•	cash equal to the lesser of (i) one-sixtieth of $1,000 and (ii) the daily conversion value; and

•	to the extent the daily conversion value exceeds one-sixtieth of $1,000, a number of shares of our common stock (the “daily share amount”) equal to (i) the difference between the daily conversion value and one-sixtieth of $1,000, divided by (ii) the daily VWAP for such day, subject to our right to deliver cash in lieu of all or a portion of such shares, as described below;
     provided, that to the extent the aggregate number of shares we would otherwise be required to deliver pursuant to the foregoing calculation as a part of the settlement amount, when taken together with shares delivered upon previous conversions, if any, exceeds the “aggregate share cap” (the maximum number of shares we may issue without shareholder approval pursuant to NASDAQ listing requirements, subject to adjustment upon the occurrence of any of the events described in clause (1) under “—Conversion Rate Adjustments”), then we will not deliver such excess number of shares unless, in accordance with NASDAQ listing requirements, we have obtained the approval of our stockholders for the issuance of shares in excess of the aggregate share cap. As of the date of the issuance of the notes, the aggregate share cap was equal to 2,653,577 shares of our common stock. The Company has agreed to include for vote by the shareholders of the Company during the next shareholder meeting and will endorse in the proxy materials for such meeting the approval, in accordance with NASDAQ listing requirements, of the issuance of shares of our common stock upon conversion of the notes in excess of the aggregate share cap referred to above.
     “Daily conversion value” means, for each of the 60 consecutive trading days during the observation period, one-sixtieth of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.
     “Daily VWAP” means, for each of the 60 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “GMXR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.
     “Observation period” means:
•	with respect to any note converted prior to November 1, 2012, the 60 consecutive trading-day period beginning on and including the second trading day after the related conversion date; and

•	with respect to any note converted on or after November 1, 2012, the 60 consecutive trading days beginning on and including the 62nd scheduled trading day immediately preceding February 1, 2013.
     For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on NASDAQ or, if our common stock is not then listed on NASDAQ, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United

States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a business day.
     “Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.
     For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one-half hour period, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.
     We will pay and deliver, as the case may be, the settlement amount due on the third business day immediately following the last day of the relevant observation period.
     We will pay cash in lieu of any fractional share of common stock issuable in connection with delivery of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).
     By the close of business on the business day prior to the first scheduled trading day of the applicable observation period, we may specify a percentage of the daily share amount that will be settled in cash (the “cash percentage”), and we will notify holders of such cash percentage by notifying the trustee (the “cash percentage notice”). If we elect to specify a cash percentage, the amount of cash with respect to the daily share amount that we will deliver in respect of each trading day in the applicable observation period will equal the product of: (i) the cash percentage, (ii) the daily share amount for such trading day (assuming we had not specified a cash percentage) and (iii) the daily VWAP of our common stock for such trading day. The number of shares delivered in respect of each trading day in the applicable observation period will be a percentage of the daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage by the close of business on the business day prior to the scheduled first trading day of the applicable observation period, we must settle 100% of the daily share amount for each trading day in the applicable observation period with shares of our common stock; provided that we will pay cash in lieu of fractional shares as described above.
     Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion in respect of each trading day during an observation period, if applicable, will become the holder of record of such shares as of the close of business on the last trading day of such observation period.

Conversion Rate Adjustments
     The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares underlying their notes.
(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the applicable conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0
where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date, as applicable;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date, as applicable; and

OS1 = the number of shares of our common stock that would be outstanding immediately after, and solely as a result of, such dividend, distribution, share split or share combination.

(2)	If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the applicable conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR1 = CR0 ×	OS0 + X
OS0 + Y
where:

CR0 = the conversion rate in effect immediately prior the ex-dividend date for such issuance;

CR1= the conversion rate in effect immediately after the opening of business on such ex-dividend date;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

For purposes of this clause (2), in determining whether any rights or warrants entitle the holders to subscribe for or purchase common stock at a price per share less than the average of the last reported sale prices of our common stock for the relevant period, and in determining the aggregate exercise price payable for such common stock, there shall be taken into account any consideration received by the Company for such rights or warrants and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:
•	dividends or distributions and rights or warrants described in clause (1) or clause (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;
then the applicable conversion rate will be adjusted based on the following formula:

CR1 = CR 0 ×	SP0
SP0 – FMV
where:
CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;
CR1 = the conversion rate in effect immediately after the opening of business on such ex-dividend date;
SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and
FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP
where:
CR0 = the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR 1 = the conversion rate in effect immediately after the end of the valuation period;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined for purposes of the definition of last reported sale price as if such capital stock or similar equity interest were our common stock) over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and
MP0 = the average of the last reported sale prices of our common stock over the valuation period.
The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.
(4)	If any cash dividend or distribution is made to all, or substantially all, holders of our outstanding common stock, the applicable conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 – C
where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR 1 = the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

If any dividend or distribution described in clauses (1), (3) or (4) above is declared but not so paid or made, the conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(5)	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the applicable conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1)
OS0 × SP1
where:
CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment (as described below);

CR 1 = the conversion rate in effect immediately after the opening of business on the effective date of the adjustment;
AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;
OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;
OS1 = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such offer); and
SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires.
The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate. If we are, or one of our subsidiaries is, obligated to purchase our common stock pursuant to any such tender or exchange offer but are permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.
     Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).
     As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.
     We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
     A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States Federal Income and Estate Tax Considerations.”
     To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
     Notwithstanding the foregoing, in the event of an adjustment to the conversion rate pursuant to paragraphs (4) or (5), in no event will the conversion rate exceed 40.0002 shares of our common stock per $1,000 principal amount of notes, subject to adjustment pursuant to paragraphs (1), (2) and (3) above.
     Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:
•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest.
     Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655). No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate. If an adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, (i) upon any conversion of notes (solely with respect to the notes to be converted), (ii) on every one year anniversary from the original issue date of the notes and (iii) on the maturity date, we will give effect to all adjustments that we have otherwise deferred pursuant to the immediately preceding sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.
Recapitalizations, Reclassifications and Changes of Our Common Stock
     In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of us and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property.
     If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices
     Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.
Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change
     If a fundamental change as defined below (determined after giving effect to any exceptions or exclusions to such definition, but without regard, in the case of clause (1) or clause (2), to the proviso in clause (2), a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the scheduled trading day following the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of an event that would have been a fundamental change but for the proviso in the second clause of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).
     Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will pay and deliver, as the case may be, in lieu of shares of common stock, including the additional shares, cash and, if applicable, shares of our common stock, as described under “—Conversion Rights—Payment upon Conversion.” However, if the consideration for our common stock in such make-whole fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the stock price (as such term is defined below) for the transaction and will be deemed to be an amount equal to the applicable conversion rate (including any adjustment as described in this section) multiplied by such applicable price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date.
     The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in the make-whole fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading-day period ending on the trading day preceding the effective date of the make-whole fundamental change.
     The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”
     The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of notes:

	Stock Price
Effective Date	$25.00	$27.50	$30.00	$32.50	$35.00	$40.00	$50.00	$60.00	$70.00	$80.00	$90.00	$100.00	$125.00	$150.00
February 14, 2008	9.2310	7.7570	6.6690	5.8460	5.2050	4.2780	3.1560	2.4760	2.0070	1.6590	1.3900	1.1750	0.7920	0.5410
February 1, 2009	8.5800	7.0230	5.9080	5.0910	4.4770	3.6250	2.6530	2.0840	1.6940	1.4050	1.1810	1.0020	0.6810	0.4690
February 1, 2010	7.9000	6.2080	5.0390	4.2200	3.6330	2.8710	2.0790	1.6360	1.3340	1.1090	0.9350	0.7950	0.5450	0.3790
February 1, 2011	7.4950	5.5060	4.1800	3.3040	2.7210	2.0490	1.4580	1.1520	0.9420	0.7860	0.6650	0.5680	0.3930	0.2760
February 1, 2012	7.6200	5.0060	3.2940	2.2470	1.6400	1.0940	0.7680	0.6120	0.5030	0.4210	0.3570	0.3060	0.2140	0.1530
February 1, 2013	5.9310	3.8970	2.5640	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

     The exact stock prices and effective dates may not be set forth in the table above, in which case
•	If the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year.

•	If the stock price is greater than $150.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.

•	If the stock price is less than $25.00 per share (subject to adjustment), no additional shares will be added to the conversion rate.
Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 40.0002 per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”
     Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Fundamental Change Permits Holders to Require Us to Repurchase Notes
     If a fundamental change (as defined below) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is between a regular record date and the interest payment date to which it relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 45 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.
     A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:
(1)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity and (x) such person or group files a Schedule 13D, Schedule 13G, Schedule TO or any other schedule, form or report under the Exchange Act disclosing such beneficial ownership or (y) the Company otherwise knows or has reason to know of any such person or group, in any case, other than pursuant to a transaction that would otherwise be subject to clause (2) below but for the proviso thereto;

(2)	consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that any such share exchange, consolidation or merger will not be a fundamental change if holders of our common equity immediately prior to such transaction collectively own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction;

(3)	continuing directors cease to constitute at least a majority of our board of directors;

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5)	our common stock (or other common stock or depositary shares or receipts in respect thereof into which the notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States, except as a result of a merger to which we are a party or a tender offer or exchange offer for our common stock or depositary shares or receipts in respect thereof or other common stock or depositary shares or receipts in respect thereof into which the notes are then convertible.
     However, holders will not have the right to require us to repurchase their notes as a result of clause (2) above, and any transaction or event described in clause (2) above will not constitute a make-whole fundamental change, in each case, if 90% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration, as described above under “—Recapitalizations, Reclassifications and Changes of Our Common Stock.”
     “Continuing director” means a director who either was a member of our board of directors on the date of this prospectus or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our shareholders is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.
     On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:
•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.
     Simultaneously with providing such notice, we will publish a notice containing this information on our website or through such other public medium as we may use at that time.
     To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written purchase notice and the form titled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:
•	if certificated, the certificate numbers of your notes to be delivered for purchase or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
     You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:
•	the principal amount of the withdrawn notes;

•	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.
     We will be required to repurchase the notes properly surrendered for purchase and not withdrawn on the fundamental change repurchase date, subject to extension to comply with applicable law. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:
•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the notes).
     In connection with any purchase offer pursuant to a fundamental change repurchase notice, we will, if required:
•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•	file a Schedule TO or any other required schedule under the Exchange Act.
     No notes may be purchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the notes.
     The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a result of negotiations between us and the initial purchasers.
     The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including other secured indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, by the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.
     The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.
     If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change. In addition, our secured revolving bank credit facility and our secured note agreement limit our ability to pay cash upon the conversion or repurchase of the notes, and our future debt may also contain similar limitations.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
     The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease all or substantially all our assets to another person, unless:
•	the resulting, surviving or transferee person (if not the Company) (the “successor company”) will be a corporation organized and existing under (i) the laws of the United States of America, any state thereof or the District of Columbia, or (ii) any other jurisdiction so long as the successor company agrees to submit to service of process in any state in the United States of America or the District of Columbia and, in the case of clause (ii) above, the successor company provides a full and unconditional indemnity and provision for additional amounts required to be withheld from payments or deliveries to holders under applicable United States or foreign laws, rules, regulations or authorities, and any other incremental tax liabilities or costs of such holders as a result of such merger or other transaction and the successor company (if not us) will expressly assume, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture;

•	immediately after giving effect to such transaction, no default under the indenture shall have occurred and be continuing;

•	we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture; and

•	we shall have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such transaction and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the transaction had not occurred, except where any of the foregoing are subject to the indemnification provided for above.

     The successor company will succeed to, and be substituted for, and may exercise every right and power of us under the indenture, but in the case of a conveyance, transfer or lease of all or substantially all our assets, we will not be released from the obligation to pay the principal of and interest on the notes.
     Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.
SEC and Other Reports
     We shall deliver to the trustee copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after we are required to file such annual and quarterly reports, information, documents and other reports with the SEC. We shall also comply with the other provisions of Trust Indenture Act Section 314(a).
Events of Default
     The following will constitute defaults under the indenture, subject to any additional limitations, qualifications and cure periods included in the indenture:
•	we fail to pay principal of the notes when due at maturity, upon repurchase or otherwise;

•	we fail to pay any interest on the notes when due and such failure continues for a period of 30 days past the applicable due date;

•	we fail to give a fundamental change notice or notice of a specified corporate transaction as described under “—Conversion upon Specified Corporate Transactions,” in each case when due;

•	we fail to deliver the settlement amount upon conversion of the notes, together with cash in lieu thereof in respect of any fractional shares, upon conversion of any notes;

•	we fail to pay the fundamental change repurchase price when due;

•	we fail to comply with our obligations under “Consolidation, Merger and Sale of Assets;”

•	we fail to perform or observe any of our other covenants or warranties in the indenture or in the notes for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% in principal amount of the outstanding notes has been received by the Company;

•	default by the Company or any significant subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $10 million in the aggregate of the Company and/or any significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise;

•	a final judgment for the payment of $10 million or more (excluding any amounts covered by insurance) rendered against the Company or any significant subsidiary, which judgment is not discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; and

•	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries.

     The foregoing will constitute events of default whatever the reason for any such event of default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
     If a default under the indenture occurs and is continuing and is known to the trustee, the trustee must mail to each holder of the notes notice of the default within 90 days after it occurs. The trustee may withhold notice to the holders of the notes of a default, except defaults in non-payment of principal or interest on the notes. The trustee must, however, consider it to be in the interest of the holders of the notes to withhold this notice.
     If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and continues, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest on the outstanding notes to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization as described above, the principal and accrued and unpaid interest on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive these past defaults.
     Notwithstanding the foregoing, the indenture for the notes provides that, to the extent elected by the Company, the sole remedy for an event of default relating to the failure by the Company to deliver to the trustee any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act will for the first 60 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.25% of the principal amount of the notes. If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On such 60th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 60th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. If we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.
     In order to elect to pay the additional interest as the sole remedy during the first 60 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes and the trustee and paying agent of such election. Upon our failure to timely give such notice or pay the additional interest, the notes will be subject immediately to acceleration as provided above.
     The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking the action.
     The holders of a majority in aggregate principal amount of outstanding notes may waive any past defaults under the indenture, except a default due to the non-payment of principal or interest, a failure to convert any notes into common stock, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.
     No holder of the notes may pursue any remedy under the indenture, except in the case of a default due to the non-payment of principal or interest on the notes, unless:
•	the holder has given the trustee written notice of a default;

•	the holders of at least 25% in principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in aggregate principal amount of outstanding notes; and

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of indemnity.
     The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any default.
     A default in the payment of the notes, or a default with respect to the notes that causes them to be accelerated, may give rise to a cross-default under our existing borrowing arrangements.
Modification and Amendment
     Except as provided below, the consent of the holders of a majority in aggregate principal amount of the outstanding notes (voting as a single class) is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding note affected by such modification or amendment if it would:
•	reduce the principal amount of or change the stated maturity of any note;

•	reduce the rate or extend the time for payment of interest on any note;

•	reduce any amount payable upon repurchase of any note or change the time at which or circumstances under which the notes may or shall be repurchased;

•	impair the right of a holder to institute suit for payment on any note;

•	change the currency in which any note is payable;

•	impair the right of a holder to convert any note or reduce the number of shares of common stock or any other property receivable upon conversion;

•	reduce the quorum or voting requirements under the indenture;

•	change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

•	subject to specified exceptions, amend or modify certain of the provisions of the indenture relating to amendment or modification or waiver of provisions of the indenture; or

•	reduce the percentage of notes required for consent to any amendment or modification of the indenture.
     The Company and the trustee may modify certain provisions of the indenture without the consent of the holders of the notes, including to:
•	add guarantees with respect to the notes or secure the notes;

•	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	surrender any of the Company’s rights or powers under the indenture;

•	add covenants or events of default for the benefit of the holders of notes;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	establish the forms or terms of the notes;

•	evidence the acceptance of appointment by a successor trustee;

•	provide for uncertificated notes in addition to or in place of certificated notes; provided, however, that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Internal Revenue Code of 1986, as amended (the “Code”), or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code;

•	conform, as necessary, the indenture and the form or terms of the notes, to the “Description of Notes” as set forth in this prospectus; and

•	make other changes to the indenture or forms or terms of the notes, provided no such change individually or in the aggregate with all other such changes has or will have a material adverse effect on the interests of the holders of the notes.
Satisfaction and Discharge
     We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at stated maturity, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of Notes
     Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the daily VWAP of our common stock, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Trustee
     The Bank of New York Trust Company, N.A. is the trustee, registrar, paying agent and conversion agent. The Bank of New York Trust Company, N.A., in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
     We maintain banking relationships in the ordinary course of business with the trustee and its affiliates. In particular, The Bank of New York acts as the collateral agent with respect to our secured notes.
Notices
     Except as otherwise described herein, notices to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.
Rule 144A Information Request
     We will furnish to the holders or beneficial holders of the notes or the common stock issuable upon conversion of the notes and prospective purchasers of the notes, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as these securities are no longer “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming these securities have not been owned by an affiliate of ours.
Governing Law
     The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.
Registration Rights
     In connection with the initial private placement of the notes, we entered into a registration rights agreement with the initial purchasers pursuant to which agreed for the benefit of the holders of the notes and the common stock issuable upon conversion of the notes that we would, at our cost:
•	(x) file a shelf registration statement with the SEC covering resales of the notes and the shares of our common stock issuable on conversion of the notes (which shall be an automatic shelf registration statement if we are eligible to use an automatic shelf registration at the time of filing) no later than 90 days after the first date of original issuance of the notes, and (y) (if we are not eligible to use an automatic shelf registration statement) use our reasonable efforts to cause the shelf registration statement to become effective under the Securities Act, no later than 180 days after the first date of original issuance of the notes; and

•	use reasonable efforts to keep the shelf registration statement effective until the earlier of:
(1)	the date when the holders of notes and holders of the common stock issuable upon conversion of the notes are able to sell such notes and such shares immediately without restriction pursuant to Rule 144(d) under the Securities Act, or any successor provision, following the completion of the holding period referred to in clause (1)(ii) thereof; and

(2)	the date when all of the notes and the common stock issuable upon conversion thereof have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force or the notes and the common stock issuable upon conversion of the notes cease to be outstanding.
     The registration statement to which this prospectus relates is intended to satisfy our obligations under the registration rights agreement. We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period may not exceed an aggregate of:
•	45 days in any 90-day period; or

•	120 days in any 360-day period.
     Notwithstanding the foregoing, we may extend the suspension period from 45 days to 60 days under specified circumstances relating to possible acquisitions, financings or other material business transactions. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the notes of the existence of such a suspension. Each holder, by its acceptance of the notes, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.
     Each of the following is a registration default:
•	the registration statement has not been filed before or on the 90th day following the first date of original issuance of any of the notes; or

•	the registration statement has not become effective before or on the 180th day following the first date of original issuance of any of the notes, which is referred to as the “effectiveness target date”; or

•	we do not, through our omission, name a holder as a selling securityholder in the prospectus through a prospectus supplement or file a post-effective amendment within the required time period as described below; or

•	any post-effective amendment required to be filed as described below has not become effective before the 45th day following the date such post-effective amendment is required to be filed; or

•	at any time after the effectiveness of the registration statement, the registration statement ceases to be effective or is not usable in accordance with and during the periods specified in the registration rights agreement and (1) we do not cure the registration statement within 10 business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act (other than in the case of a suspension period described in the two preceding paragraphs), (2) if applicable, we do not terminate the suspension period, described in the two preceding paragraphs, by the 45th or 60th day, as the case may be, or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.
     If a registration default occurs, predetermined “additional interest” will accrue on all of the notes or, in the case of a registration default due to our failure to name a holder as a selling securityholder in the prospectus through a prospectus supplement or the filing of a post-effective amendment notwithstanding such holder’s request, on any note held by any such holder, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured and (2) the date the registration statement is no longer required to be kept effective. The additional interest will be paid to those entitled to interest payments on such dates semiannually in arrears on each February 1 and August 1 and will accrue at a rate per year equal to:
•	0.25% of the principal amount of a note to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a note from and after the 91st day following such registration default.
     In no event will such additional interest exceed 0.50% per year. If a holder converts some or all of its notes into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive additional interest on such common stock. However, such holder will receive, on the settlement date for any notes submitted for conversion during a registration default, accrued and unpaid additional interest to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its notes into common stock, such holder will not be entitled to any compensation with respect to such common stock. In addition, in no event will additional interest be payable in connection with a registration default relating to a failure to register the common stock deliverable upon a conversion of the notes. For the avoidance of doubt, if we fail to register both the notes and the common stock deliverable upon conversion of the notes, the additional interest will be payable in connection with the registration default relating to the failure to register the notes.
     A holder who elects to sell securities pursuant to the shelf registration statement will be:
•	required to be named as a selling securityholder in the related prospectus;

•	required to deliver a prospectus to purchasers;

•	subject to the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	subject to and bound by the provisions of the registration rights agreement that are applicable to the holder, including indemnification rights and obligations.
     Under the registration rights agreement, we will:
•	pay all expenses of the shelf registration statement; provide each holder named in the shelf registration statement with copies of the prospectus that is a part of the shelf registration statement;

•	notify each such holder when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the notes and common stock issued upon conversion of the notes in accordance with the terms and conditions of the registration rights agreement.
     The plan of distribution contained in this shelf registration statement permits resales of registrable securities by selling securityholders through brokers and dealers.
     In order to be named as a selling securityholder in this prospectus at the time of effectiveness of the shelf registration statement, a holder must have completed and delivered to us a form of notice and questionnaire provided by us to the holder before the 10th business day before the anticipated effective date of the registration statement. Upon receipt of a completed questionnaire after that time, together with any other information we may reasonably request from a securityholder, we will, as soon as practicable, file any amendments to the shelf registration statement or supplements to this prospectus as are necessary to permit the holder to deliver a prospectus to purchasers of such notes or common stock, subject to our right to suspend the use of the prospectus. We will pay the predetermined additional interest described above to the holder if we fail to make the filing in the time required, or if such filing is a post-effective amendment to the shelf registration statement required to become effective under the Securities Act, if such amendment does not become effective within 45 days after the date on which the amendment was required to be filed. If a holder does not timely complete and deliver a questionnaire or provide the other information we may request, that holder will not be named as a selling securityholder in the prospectus and will not be permitted to sell its securities pursuant to the shelf registration statement.
Book-Entry, Settlement and Clearance
     The notes will be initially issued in the form of one ore more registered notes in global form. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
     Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•	a upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
     Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described in the indenture.
     All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the initial purchasers are responsible for those operations or procedures.
     DTC has advised us that it is:
•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.
     DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

DESCRIPTION OF CAPITAL STOCK
Common Stock
     We are currently authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share. Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.
     Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefor. Under the terms of our revolving credit facility and senior secured notes, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.
Preferred Stock
     Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. We have designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with our Rights Plan.
     We have also designated 3,000,000 of such shares as 9.25% Series B Cumulative Preferred Stock (“9.25% Preferred Stock”). The 9.25% Preferred Stock has a dividend preference of $2.3125 per share per year, for a total of $4,625,000, which must be satisfied before we may pay any dividends on any junior securities, including our common stock. The 9.25% Preferred Stock also has a liquidation preference entitling the holders thereof to receive the $25 stated value per share of 9.25% Preferred Stock, or a total of $50 million, plus all accrued and unpaid dividends prior to any funds being available for distribution in liquidation to the holders of our junior securities, including our common stock. We may redeem the 9.25% Preferred Stock at our option after September 30, 2011, and we are required to redeem the 9.25% Preferred Stock upon any change of control involving our Company other than to a qualifying public company or upon any change in our management that results in Ken L. Kenworthy, Jr. no longer serving as our Chief Executive Officer. The holders of 9.25% Preferred Stock have voting rights in certain limited circumstances.
     The board of directors is authorized, without any further action by shareholders, to determine the rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.
Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Oklahoma Law
Special Meetings
     Our bylaws provide that special meetings of our shareholders may be called only by the Chairman of the Board, the President or a majority of the members of the board of directors. This provision may make it more difficult for shareholders to take actions opposed by the board of directors.
Shareholder Consents
     Our bylaws provide that any action required to be taken or which may be taken by holders of our common stock may be effected by a written consent signed by all shareholders. The provisions of the certificate of incorporation and bylaws requiring shareholder action by unanimous written consent could prevent holders of a majority of our common stock from using the written consent procedure to take shareholder action.

Advance Notice Requirements for Shareholder Proposals and Director Nominations
     Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at an annual meeting of shareholders, not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. With respect to other business to be brought before an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
No Cumulative Voting
     The Oklahoma General Corporation Act (“OGCA”) provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.
Authorized but Unissued Shares
     Our amended and restated certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NASDAQ. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.
Amendment of Bylaws
     Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws do not permit shareholders to amend the bylaws.
Oklahoma Business Combination Statute
     Under the terms of our certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Section 1090.3 of the OGCA. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:
•	prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.
     An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.
     A “business combination” includes:
•	any merger or consolidation involving us and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.
     Because we have opted out of this Oklahoma anti-takeover law, any interested shareholder could pursue a business combination transaction that is not approved by our board of directors.
Oklahoma Control Share Statute
     Under the terms of our certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Sections 1145 through 1155 of the OGCA, Oklahoma’s control share acquisition statute. In general, Section 1145 of the OGCA defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares, to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:
•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority of all voting power.
     A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of the OGCA provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution according the shares the same voting rights as they had before they became control shares.” Section 1153 of the OGCA provides the procedures for obtaining shareholder consent of a resolution of an

“acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.
     Because we have opted out of the Oklahoma control share statute, any shareholder holding control shares will have the right to vote his or its shares in full in the election of directors.
Rights Plan
     In May 2005 our shareholders approved the principal terms of a rights plan (the “Rights Plan”), we entered into a rights agreement with UMB Bank, n.a. and we declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The Rights trade with, and are inseparable from, our common stock. The Rights are evidenced only by the certificates that represent shares of common stock. New Rights accompany any new shares of common stock issued after May 31, 2005. Computershare Trust Company, N.A. is the successor rights agent to UMB Bank, n.a. under the Rights Plan. The Rights Plan was amended in February, 2008, to increase the ownership threshold that causes the Rights to be exercisable from 20% to 29%.
     The Rights Plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all of our shareholders. The Rights are intended to enable all of our shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire us to negotiate with the board of directors prior to attempting a takeover.
     The Rights generally will be exercisable only if a person or group acquires 29% or more of our common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 29% or more of the common stock. However, Ken L. Kenworthy, Jr., our Chief Executive Officer, and his wife, Karen M. Kenworthy, who collectively currently own approximately 11.4% of our outstanding common stock, will not render the Rights exercisable unless they collectively own more than 30% of our common stock.
     If a person or group acquires 29% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, which is initially $65.00, a number of shares of our common stock having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 29% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.
     Prior to the acquisition by a person or group of beneficial ownership of 29% or more of our common stock, the Rights are redeemable for one cent per Right at the option of our board of directors. The Rights expire on June 1, 2015.
     The terms of the Rights Plan may be amended, or the Rights Plan may be terminated, by our board of directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our board of directors may not terminate the Rights Plan or amend the Rights Plan in a way that adversely affects holders of the Rights.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
     The following is a summary of the material United States federal income and, in the case of non-U.S. holders (as defined below), estate tax consequences of the ownership and disposition of notes and the shares of common stock into which the notes may be converted as of the date hereof. Except where noted, this summary deals only with a note or share of common stock held as a capital asset (generally, property held for investment) by a holder who purchases the notes on original issuance at their “issue price” (generally, the first price at which a substantial portion of the notes are sold for cash to persons other than bond houses, brokers, or similar organizations acting in the capacity of underwriters, placement agents or wholesalers) and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:
•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for United States federal income tax purposes; or

•	a United States expatriate, a former U.S. citizen or a long-term resident of the United States.
     The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).
     For purposes of this discussion, a “U.S. holder” is a beneficial owner of a note that is for United States federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
     The term “non-U.S. holder” means a beneficial owner of a note or share of common stock (other than a partnership) that is not a U.S. holder.
     If an entity classified as a partnership holds the notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes or common stock, you should consult your own tax advisors.
     If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under other tax laws, including gift tax laws and the laws of any other taxing jurisdiction.
     Based on currently applicable authorities, we believe that the notes constitute indebtedness for United States federal income tax purposes. This determination is not, however, binding on the IRS. Persons considering the purchase of a note should consult their own tax advisors as to the foregoing. The remainder of this discussion assumes that the notes will constitute indebtedness for United States federal income tax purposes.
     We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.
U.S. Holders
     The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a U.S. holder of notes.
Interest
     This discussion assumes that the notes will not be issued with more than a de minimis amount of original issue discount for United States federal income tax purposes. In such case, the stated interest on the notes generally will be taxable to a U.S. holder as ordinary income at the time that it is paid or accrued, in accordance with the U.S. holder’s method of accounting for federal income tax purposes. Such income will be United States-source income.
Sale, Exchange, Redemption, or Other Disposition of Notes
     Except as provided below under “Conversion of Notes into Common Stock and Cash,” you will generally recognize gain or loss upon the sale, exchange, redemption or other disposition of a note equal to the difference between the amount realized (less amounts received with respect to accrued interest which will be taxable as such) upon the sale, exchange, redemption or other disposition and your adjusted tax basis in the note. Your tax basis in a note will generally be equal to the amount you paid for the note. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be long-term capital gain. Long-term capital gains of individuals currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
Conversion of Notes into Common Stock and Cash
     If only cash is received in exchange for your notes upon conversion, the conversion of your notes will be treated as a sale of your notes. See “Sale, Exchange, Redemption, or Other Disposition of Notes,” above. However, if a combination of cash and stock is received in exchange for your notes upon conversion, we intend to take the position that gain, but not loss, will be recognized equal to the excess of the sum of the fair market value of our common stock and the amount of cash received (other than amounts attributable to accrued interest, which will be treated as such) over your adjusted tax basis in the note, but in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share).
     The tax basis of the shares of common stock received upon a conversion (other than common stock attributable to accrued but unpaid interest, but including any basis allocable to a fractional share) will equal the adjusted tax basis of the note that was converted, reduced by the amount of any cash received (other than cash received in lieu of a fractional share or cash attributable to accrued interest), and increased by the amount of gain, if any, recognized (other than with respect to a fractional share). Your tax basis in the common stock received with respect to accrued interest will equal the fair market value of such stock on the date of conversion.
     The receipt of cash in lieu of a fractional share will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share and your tax basis in the fractional share). Your tax basis in a fractional share will be determined by allocating your tax basis in the common stock between the common stock received upon conversion and the fractional share, in accordance with their respective fair market values. Your holding period for shares of common stock will include the period during which you held the notes except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of receipt.
     If you have held the note for more than one year at the time of conversion, any capital gain you recognize upon conversion will be long-term capital gain. Long-term capital gains of individuals currently are subject to reduced rates of taxation. Your ability to deduct capital losses may be limited.
     Alternatively, it is possible that the conversion could be treated as a partial taxable sale of a note and a partial tax-free conversion of a note. You should consult your tax advisors regarding the tax treatment of the receipt of cash and stock in exchange for notes upon conversion and the ownership of our common stock.
Additional Interest
     We intend to treat the possibility that we will pay additional interest as described above under “Description of Notes—Registration Rights” as a remote or incidental contingency, within the meaning of applicable Treasury regulations. In the unlikely event that an additional amount becomes payable, we believe that they will be taxable to a U.S. holder as ordinary interest income at the time that they are paid or accrued in accordance with such holder’s method of accounting for tax purposes. Our determination that there is a remote likelihood of paying additional amounts on the notes is binding on each U.S. holder unless the U.S. holder explicitly discloses in the manner required by applicable Treasury regulations that its determination is different from ours. The IRS, however, may take a different position, which could affect the timing of a U.S. holder’s income with respect to such additional amounts.
Constructive Distributions
     The conversion rate of the notes will be adjusted in certain circumstances as described in “Description of Notes—Conversion Rights—Conversion Rate Adjustments” and “Description of Notes—Conversion Rights—Adjustments to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” Under Section 305(c) of the Code and applicable Treasury regulations, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to you. If we were to make a distribution of cash or property to stockholders (but generally not stock dividends or rights to subscribe for our common stock) and the conversion rate of the notes were increased pursuant to the anti-dilution provisions of the indenture, such increase would be deemed to be a distribution to you. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock and in “Description of Notes—Conversion Rights—Conversion Procedures—Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change”) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes may be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to you would be eligible for the preferential rates of United States federal income tax applicable to dividend income to non-corporate holders. It is also unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.
Dividends
     Distributions, if any, made on our common stock, other than certain pro rata distributions of common shares, will be included in income as ordinary dividend income when received to the extent of our current and accumulated earnings and profits. However, with respect to individuals, for taxable years beginning before January 1, 2011, such dividends are generally taxed at the lower applicable long-term capital gains rate, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in our common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporation may be eligible for a dividends-received deduction, subject to applicable limitations.
Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock
     Upon the sale, taxable exchange, certain redemptions or other taxable disposition of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the taxable disposition. Long-term capital gains recognized by non-corporate holders currently are subject to a reduced rate of U.S. federal income tax. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
     Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to you unless you are an exempt recipient such as a corporation. Backup withholding will apply to those payments if you fail to provide your taxpayer identification number, or certification of exempt status, or if you otherwise fail to comply with applicable requirements to establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service (the “IRS”).
Non-U.S. Holders
     The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of notes or shares of common stock.
Payments of Interest
     Subject to the discussion below concerning backup withholding, the 30% United States federal withholding tax will not apply to any payment to you of interest on a note under the “portfolio interest exemption” provided that:
•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States,

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

•	either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.
     Special rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
     If you cannot satisfy the requirements described above, payments of interest made to you will be subject to 30% United States federal withholding, unless you provide us with a properly executed:
•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.
If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with your conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided you furnish a properly executed IRS Form W-8ECI in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the U.S.
Dividends and Constructive Dividends
     Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “U.S. Holders—Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Any withholding tax on a deemed dividends may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to you. If you are subject to withholding tax under such circumstances, you should consult your own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax. In order to obtain reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. You will be required to provide a properly executed IRS Form W-8ECI in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).
     A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption, Conversion or Other Disposition of Notes or Shares of Common Stock
     You will recognize gain on the sale, exchange, redemption or other taxable disposition of a note as well as upon the conversion of a note into cash or into a combination of cash and stock or on the sale or other taxable disposition of shares of common stock. Nevertheless, subject to the discussion below concerning backup withholding, such gain generally will not be subject to United States federal income tax unless:
•	that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “U.S. real property holding corporation,” or a USRPHC, for United States federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).
     If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.
     With respect to third bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our common stock is regularly traded on an established securities market, a non-U.S. holder will not recognize taxable gain on a sale of notes under the third bullet point above unless:
•	the non-U.S. holder recognizes gain on the sale of our common stock, and actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for the common stock;

•	the non-U.S. holder recognizes gain on the sale of our notes, our notes are considered to be regularly traded on an established securities market, and the non-U.S. holder actually or constructively owns more than 5% of such notes at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for the notes; or

•	the non-U.S. holder recognizes gain on the sale of our notes, our notes are not considered to be regularly traded on an established securities market, and, as of the latest date that the non-U.S. holder acquired any of our notes, the fair market value of all notes held by the non-U.S. holder had a fair market value greater than 5% of the fair market value of our common stock.
     Any cash or stock which you receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “—Payments of Interest.”
United States Federal Estate Tax
     Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest exemption” described above under “—Payments of Interest” without regard to the statement requirement described in the last bullet point of this section. However, shares of common stock held by you or an entity the property of which is potentially includible in your gross estate for United States federal estate tax purposes at the time of your death will be treated as U.S. situs property subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.
Information Reporting and Backup Withholding
     Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
     In general, you will not be subject to backup withholding with respect to payments of interest or dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, and we have received from you the statement described above in the last bullet point under “—Payments of Interest.”
     In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described in the last bullet point under “—Payments of Interest” and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.
     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
     The securities to be offered and sold using this prospectus are being registered to permit public secondary trading of these securities by the selling security holders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling security holders of the securities offered by this prospectus. The aggregate proceeds to the selling security holders from the sale of the notes or the common stock issuable upon conversion of the notes will be the purchase price of the notes less any discounts and commissions. A selling security holder reserves the right to accept and, together with its agents, to reject, any proposed purchases of notes or common stock to be made directly or through agents.
     The notes and the common stock issuable upon conversion of the notes may be sold from time to time to purchasers directly by the selling security holders and their successors, which includes their transferees, pledgees or donees or their successors, or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchasers of the notes and the common stock issuable upon conversion of the notes. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
     The selling security holders and any underwriters, broker-dealers or agents who participate in the distribution of the notes and the common stock issuable upon conversion of the notes may be “underwriters” within the meaning of the Securities Act of 1933, as amended, referred to in this prospectus as “the Securities Act.” To the extent any of the selling security holders are broker-dealers, they are, under the interpretation of the SEC, “underwriters” within the meaning of the Securities Act. Any profits on the sale of the notes and the common stock issuable upon the conversion of the notes by selling security holders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts. “Underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. If the selling security holders are underwriters, the selling security holders may be subject to certain statutory liabilities of the Securities Act and the Securities Exchange Act of 1934, as amended, referred to in this prospectus as “the Exchange Act.” We will pay all expenses of the registration of the notes and the common stock issuable under the conversion of the notes pursuant to the registration rights agreement, estimated to be $75,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that if the notes and the common stock issuable upon conversion of the notes are sold through underwriters, broker dealers or agents, the selling security holders will be responsible for underwriting discounts or commissions or agent’s commissions.
     The notes were issued and sold in February 2008 in transactions exempt from the registration requirements of the Securities Act pursuant to Rule 144A under the Securities Act. Pursuant to the registration rights agreement filed as an exhibit to the registration statement of which this prospectus is a part, we have agreed to indemnify the initial purchasers, holders who have provided us with selling security holder questionnaires and each person, if any, who controls (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) the initial purchasers or the holders who have provided us with selling security holder notices and questionnaires, from and against certain liabilities under the Securities Act or such persons will be entitled to contribution in connection with these liabilities. Pursuant to such registration rights agreement, the selling security holders have agreed, severally and not jointly, to indemnify us and each of our directors, officers and control persons from certain liabilities under the Securities Act or we will be entitled to contribution in connection with these liabilities.

LEGAL MATTERS
     The validity of the notes and the validity of the underlying shares of common stock issuable upon conversion of the notes has been passed upon for us by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma.
EXPERTS
     Our consolidated financial statements as of December 31, 2007 and December 31, 2006 and for the three years ended December 31, 2007, incorporated by reference in this prospectus, have been audited by Smith, Carney & Co., p.c., an independent registered public accounting firm, as stated in their report appearing in our Annual Report on Form 10-K for the year ended December 31, 2007 and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     The historical oil and natural gas reserve information as of December 31, 2007, prepared by MHA Petroleum Consultants, Inc., referred to in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution
     The following statement sets forth the estimated amounts of expenses to be borne by us in connection with the issuance and distribution of the securities described in this Registration Statement:

Securities and Exchange Commission Registration Fee	$4,913
Accounting Fees and Expenses	$5,000
Legal Fees and Expense	$60,000
Miscellaneous Expenses	$5,087

Total	$75,000

Item 15. Indemnification of Directors and Officers
     Our certificate of incorporation contain a provision that eliminates the personal monetary liability of directors and officers to us and our shareholders for a breach of fiduciary duties to the extent currently allowed under the OGCA. To the extent certain claims against directors or officers are limited to equitable remedies, this provision of our certificate of incorporation may reduce the likelihood of derivative litigation and may discourage shareholders or management from initiating litigation against directors or officers for breach of their duty of care. Additionally, equitable remedies may not be effective in many situations. If a shareholder’s only remedy is to enjoin the completion of the Board of Director’s action, this remedy would be ineffective if the shareholder did not become aware of a transaction or event until after it had been completed. In such a situation, it is possible that we and our shareholders would have no effective remedy against the directors or officers.
     Liability for monetary damages has not been eliminated for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or payment of an improper dividend in violation of section 1053 of the OGCA. The limitation of liability also does not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws.
     The OGCA permits a corporation to indemnify certain persons, including officers and directors, who are (or are threatened to be made) parties against all expenses (including attorneys’ fees) actually and reasonably incurred by, or imposed upon, him in connection with the defense by reason of his being or having been a director or officer if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except where he has been adjudged by a court of competent jurisdiction (and after exhaustion of all appeals) to be liable for gross negligence or willful misconduct in the performance of duty. Our certificate of incorporation provides indemnification to the same extent allowed pursuant to the foregoing provisions of the OGCA.
     We have entered into indemnity agreements with each of our non-employee directors. These agreements provide for indemnification to the extent permitted by the OGCA and require us to use commercially reasonable efforts to maintain director and officer liability insurance.
Item 16. Exhibits
See Exhibit Index.
Item 17. Undertakings
(a) The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on April 18, 2008.

GMX RESOURCES INC. (Registrant)
By:	/s/ James A. Merrill
James A. Merrill, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of this 18th day of April, 2008 in the capacities set forth below:

Signatures	Title

/s/ Ken L. Kenworthy, Jr. Ken L. Kenworthy, Jr.	President and Director (Principal Executive Officer)

/s/ James A. Merrill James A. Merrill	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ T.J. Boismier	Director
T. J. Boismier

/s/ Steven Craig	Director
Steven Craig

/s/ Ken L. Kenworthy, Sr.	Director
Ken L. Kenworthy, Sr.

/s/ Jon W. McHugh	Director
Jon W. McHugh

EXHIBIT INDEX
The following Exhibits either are filed as part of this registration statement or incorporated by reference to documents previously filed or will be filed by amendment. Exhibit numbers correspond to the exhibits required by Item 601 of Regulation S-K.

Incorporated by Reference
Exhibit			SEC File			Filed
No.	Exhibit Description	Form	No.	Exhibit	Filing Date	Herewith

4.1(a)	Rights Agreement dated May 17, 2005 by and between GMX Resources Inc. and UMB Bank, N.A., as Rights Agent	8-K	000-32325	4.1	05/18/2005

4.1(b)	Amendment No. 1 to Rights Agreement dated February 1, 2008	8-A/A	001-32977	4.1	02/21/2008

4.2	Indenture dated February 15, 2008, between GMX Resources Inc. and The Bank of New York Trust Company, N.A., as trustee	8-K	001-32977	4.1	02/15/2008

5.1	Legal Opinion of Crowe & Dunlevy, A Professional Corporation					*

8.1	Tax Opinion of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

23.1	Consent of Smith, Carney & Co., p.c.					*

23.2	Consent of MHA Petroleum Consultants					*

23.3	Consent of Crowe & Dunlevy, A Professional Corporation (included in Exhibit 5.1)

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 relating to Indenture					*

E-1